Exhibit 21

                         Subsidiaries of the Registrant



                                  State or Other
                                  Jurisdiction of
Name of                            Incorporation      Percent
Subsidiary                        or Organization      Owned
-------------                   -------------------  ---------
Gear Fit Golf Company           California                 100

GGI, Inc.                       Nevada                     100

Pacific Golf Holdings, Inc.     California                 100

Bel Air - Players Group, Inc.   California                 100

Leading Edge Acquisition, Inc.  Nevada                     100


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